Cane Clark llp		3273 E. Warm Springs Las Vegas, NV 89120
Kyleen E. Cane*	Bryan R. Clark^	Telephone: 702-312-6255
Joe Laxague	Scott P. Doney	Facsimile: 702-944-7100
Christopher T. Clark		Email: sdoney@caneclark.com

September 9, 2010

DM Products, Inc.
P.O. Box 2458
Walnut Creek, CA 94595

Re: DM Products, Inc., Registration Statement on Form S-1

Ladies and Gentlemen:

I have acted as special counsel for DM Products, Inc., a Nevada corporation (the “Company”), in connection with the preparation of the registration statement on Form S-1 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Act”), relating to the offering of 148,009,888 shares held by the selling shareholders described in the Registration Statement.

In rendering the opinion set forth below, I have reviewed: (a) the Registration Statement and the exhibits attached thereto; (b) the Company’s Articles of Incorporation; (c) the Company’s Bylaws; (d) certain records of the Company’s corporate proceedings as reflected in its minute books; and (e) such statutes, records and other documents as we have deemed relevant. In my examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and conformity with the originals of all documents submitted to us as copies thereof.  In addition, I have made such other examinations of law and fact, as I have deemed relevant in order to form a basis for the opinion hereinafter expressed.

Based upon the foregoing, I am of the opinion that the 148,009,888 shares of common stock to be sold by selling shareholders are validly issued, fully paid, non-assessable and duly authorized.

 This opinion is based on Nevada general corporate law, including the statutory provisions, all applicable provisions of the Nevada constitution and reported judicial decisions interpreting those laws.

The opinions set forth herein are limited to the matters expressly set forth in this opinion letter, and no opinion is to be implied or may be inferred beyond the matters expressly so stated.

Regards,

/s/ Scott P. Doney
Scott P. Doney, Esq.

September 9, 2010

CONSENT

I HEREBY CONSENT to the inclusion of my name and use of my opinion in connection with the Form S-1 Registration Statement filed with the Securities and Exchange Commission as special counsel for the registrant, DM Products, Inc.

Respectfully,

/s/ Scott P. Doney
Scott P. Doney, Esq.